Exhibit 10.17

COMMUNITYBANK OF TEXAS, NA

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS-EXECUTIVE DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is adopted this 30TH day of December, 2011, by and between COMMUNITYBANK OF TEXAS, NA. a nationally-chartered commercial bank located in Beaumont, Texas (the “Bank”), and J Pat Parsons (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                               “Administrator” means the Board or a committee or person the Board appoints to perform the administrative duties outlined in this Agreement.

1.2                               “Bank Contribution” means the contribution to the Holdback Account as set forth in Article 3.

1.3                               “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Executive completes, signs, and returns to the Administrator to designate one or more beneficiaries.

1.4                               “Beneficiary” means each person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 6.

1.5                               ‘‘Board” means the Board of Directors of the Bank as from time to time constituted.

1.6                               “Bonus” means the amount of compensation determined according to the terms of the attached Exhibit A; provided however, that the Bank retains the discretion to reduce the amount of Bonus at any time prior to the Contribution Date if in its discretion it determines that a reduction is appropriate given the Bank’s financial performance. Each Plan Year after 2011 the Bank may modify Exhibit A by providing a new Exhibit A to the Executive on or before the fifteenth day of March of the each Plan Year.

1.7                               “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and the regulations thereunder.

1.8                               “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder.

1.9                               “Contribution Date” means March 1 of each Plan Year, which is the date the Bank is deemed to have credited the deferred portion of the Bonus to the Executive’s Holdback Account.

1.10                        “Crediting Rate” means an annual rate set by the Board.

1.11                        “Disability” means a condition that (i) renders the Executive unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months for which the Executive is receiving income replacement benefits for period of not less than three months under an accident and health plan covering employees of the Bank.

1.12                        “Effective Date” means January 1, 2011.

1.13                        “Holdback Account” means the Bank’s accounting of Bank Contributions, plus accrued interest. A separate Holdback Account shall be established for each Plan Year.

1.14                        “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.15                        “Retirement”, means a Separation from Service after attainment of age sixty-two (62).

1.16                        “Sales Multiple” means (a) the amount received by the Bank (or the Bank’s shareholders) in exchange for substantially all of the Bank’s assets (or substantially all of the Bank stock) in a Change in Control divided by (b) the Bank’s tangible book value as of the last day of the preceding Plan Year, as calculated by the Bank’s accountants.

1.17                        “Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the frill period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

1.18                        “Specified Employee” means an employee who at the time-of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.19                        “Termination for Cause” means a Separation from Service for:

(a)                                 Gross negligence or gross neglect of duties to the Bank;

(b)                                 Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)                                  Fraud, disloyalty, dishonesty or willful violation of any law. or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

1.20                        “Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive that results in the Executive’s Disability and that qualifies as an “Unforeseeable emergency” under Code Section 409A and the regulations thereunder.

Article 2

Bank Contributions

Bonuses shall be earned for each Plan Year pursuant to the performance requirements of Exhibit A, which shall be set no later than March 1 of the each Plan Year. If the Exhibit A performance requirements are met and if the Executive is actively employed by the Bank on the Contribution Date of the following Plan Year, the Bank shall make a Bank Contribution to the Executive’s Holdback Account equal to the percentage of the Bonus payable through this Agreement, as determined by the Board no later than the preceding December 31st. The remaining portion of the Bonus shall be paid to the Executive between January 1 and March 15 of the year immediately following the Plan Year in which it was earned, provided however that for the Bonus relating to the 2011 Plan Year, the Executive must be actively employed on the payment date or the full Bonus will be forfeited (both the portion otherwise payable and the Bank Contribution for 2011).

Article 3

Creation of Accounts

3.1                               Establishing and Crediting Holdback Account. The Bank shall establish a Holdback Account on its books for each Plan Year in which a Bonus is earned and shall credit to the Holdback Account the following amounts:

(a)                                 on the Contribution Date, the Bank Contribution earned for the prior Plan Year; and

(b)                                 on the last day of each month following the Contribution Date and prior to the distribution of any benefits, interest shall be credited on the Holdback Account at an annual rate equal to the Crediting Rate, compounded monthly.

3.2                               Accounting Devices Only. The Holdback Accounts are solely devices for measuring amounts to be paid under this Agreement and not a trust fund of any kind. Bank Contributions are not actual payments, but rather bookkeeping entries only.

Article 4

Distributions During Lifetime

4.1                               Holdback Account Vesting. On the third anniversary of each Contribution Date, the percentage of the Holdback Account for such Plan Year that the Executive qualifies for under the provisions of Exhibit A shall vest, provided that the Executive is actively employed by the Bank on such date and all other amounts in such Account shall be permanently forfeited. For the Holdback Account relating to 2011, payment of the vested portion of the Holdback Account will occur on the date of vesting and the Executive must be employed on such date to be entitled to payment.

4.2                               Normal Benefit. Except as provided in Section 4.3, upon the earlier of the seventh anniversary of the Contribution Date or the Executive’s Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section.

4.2.1                     Amount of Benefit. The benefit under this Section 4.2 is the vested portion of the Holdback Account balances as of the date of distribution below. Upon Separation from Service due to Disability, Retirement or termination by the Bank (or its successor) after a Change in Control other than a Termination for Cause, the Executive will be 100% vested in his Holdback Accounts.

4.2.2                     Distribution of Benefit. Except for Executives who separate from service due to Disability, the Bank shall distribute the vested balance of each Holdback Account to the Executive in a lump sum on the 90th day following the earlier of (i) the seventh anniversary of the Contribution Date for such Holdback Account or (ii) the date of the Executive’s Separation from Service. If the Executive has a Separation from Service due to Disability, distribution shall be made in a lump sun on the 90th day following the date of such Separation from Service. Notwithstanding the above, for the Holdback Account for 2011, payment will be made on the 90th day following the third anniversary of the Contribution Date for the 2011 Bonus if the Executive is employed by the Bank on such date. Otherwise the 2011 Holdback Account balance will be forfeited notwithstanding any other provisions of the Agreement.

4.2.3                     One Time Executive Election. The Executive shall be permitted a one-time election to have his Holdback Accounts for all Plan Years beginning after the date of such election distributed in a lump sum on the 90th day following his Separation from Service; provided that such election is made prior to the first day of the first Plan Year that the election affects (i.e. relates to) is written, irrevocable, made in a manner acceptable to the Administrator and complies with Code Section 409A. No election is permitted for the 2011 Holdback Account.

4.3                               Change in Control Benefit. The following provisions will control how the benefit is calculated if the Executive is employed by the Bank immediately prior to the Change in Control.

4.3.1                     Amount of Benefit. The Holdback Account balance at the date of the Change of Control shall be multiplied by the Sales Multiple. Any amounts contributed after the date of the Change in Control to the Holdback Account and earnings thereon shall be computed under Section 3.1 of the Agreement.

4.3.2                     Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 4.2 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

4.4                               Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out pursuant to this Section 4.3 is the vested portion of the Holdback Account balances as of the day that the Executive petitioned the Board to receive a Hardship Distribution. Such a distribution shall reduce each vested Holdback Account balance pro rata.

4.5                               Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 4.3 shall govern all distributions hereunder, including any under Article 5. If a benefit distribution which would otherwise be made to due to Separation from Service is limited because the Executive is a Specified Employee, then such distribution shall not be made during the first six (6) months following Separation from Service. Rather, the distribution shall be paid to the Executive during the first fifteen (15) days of the seventh month following Separation from Service. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld pursuant to this Section shall be paid to the Executive’s Beneficiary 60 days after the Executive’s death.

4.6                               Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A,

the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Holdback Account balance.

4.7                               Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Executive and the Bank may amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)                                 may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)                                 must, for benefits distributable under Sections 4.1 and 4.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)                                  must take effect not less than twelve (12) months after the amendment is made.

Article 5

Distributions at Death

5.1                               Amount of Benefit. If the Executive dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the greater of either (i) the Holdback Account balance determined as of the date of the Executive’s death, or (ii) an amount equal to the Executive’s annual base pay at the date of his death. This benefit shall be distributed in lieu of the benefit under Article 4.

5.2                               Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum on the fifteenth day of the fourth month following the Executive’s death. The Beneficiary must provide to the Bank a certified copy of the Executive’s death certificate or other proof of death acceptable to the Administrator prior to that date or no payment shall be made.

Article 6

Beneficiaries

6.1                               In General. The Executive shall have the right to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Bank plan in which the Executive participates.

6.2                               Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Administiator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the

Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Administrator prior to the Executive’s death.

6.3                               Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until acknowledged in writing by the Administrator or its designated agent.

6.4                               No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the personal representative of the Executive’s estate.

6.5                               Facility of Distribution. If the Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7

General Limitations

7.1                               Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit (and the Executive will forfeit all unpaid benefits) under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

7.2                               Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit (and the Executive will forfeit all unpaid benefits) under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.3                               Golden Parachute Indemnification Payments. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 8

Administration of Agreement

8.1                               Administrator Duties. The Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2                               Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as the Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

8.3                               Binding Effect of Decisions. Any decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4                               Indemnity of Administrator. The Bank shall indemnify and hold harmless the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator.

8.5                               Bank Information. The Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the Executive’s death or Separation from Service, and such other pertinent information as the Administrator may reasonably require.

8.6                               Statement of Accounts. The Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Claims and Review Procedures

9.1                               Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

9.1.1                     Initiation — Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2                     Timing of Administrator Response. The Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

9.1.3                     Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Agreement on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)                                 An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2                               Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows:

9.2.1                     Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

9.2.2                     Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable

ERISA regulations) to the claimant’s claim for benefits.

9.2.3                     Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4                     Timing of Administrator Response. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

9.2.5                     Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. A notification of denial shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of this Agreement on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10

Amendments and Termination

10.1                        Amendments. In general, this Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law.

10.2                        Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3                        Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a)                                 Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)                                 Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)                                  Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; the Bank may distribute the Holdback Account balance determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1                        Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees.

11.2                        No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3                        Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

11.4                        Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements.

11.5                        Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

11.6                        Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

11.7                        Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8                        Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

11.9                        Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10                 Alternative Action. In the event it shall become impossible for the Bank or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

11.11                 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

11.12                 Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

11.13                 Notice. Any notice or filing required or permitted to be given to the Bank or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

5999 Delaware St.

Beaumont, TX 77706

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

11.14                 Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement but only as permissible under Code Section 409A. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

11.15                 409A Compliance. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and regulations thereunder, and shall be administered in accordance with Section 409A and the regulations thereunder to the extent applicable. In the event that any provision of the Plan conflicts with the requirements of Section 409A and the regulations thereunder, or would cause the administration of the Plan to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted under applicable law. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by section 409A of the Code. All payments to be made upon a Separation from Service may only be made upon a “separation from service” within the meaning of Code Section 409A. Each Holdback Account payment right shall be treated as a right to a separate payment.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	BANK

/s/ J Pat Parsons	By:	/s/ Donna Dillon
J Pat Parsons	Title:	EVP & CFO

Exhibit A

Bonus Criteria

Beneficiary Designation Form

☒                                  New Designation

☐                                    Change in Designation

I, J Pat Parsons, designate the following as Beneficiary under the Plan:

Primary:
Melody S. Parsons	100%

%

Contingent:
John Pat Parsons JR.	100%

%

Notes:

•                                          Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•                                          To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•                                          To name your estate as Beneficiary, please write “Estate of [your name]”.

•                                          Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Administrator, which shall be effective only upon receipt and acknowledgment by the Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	J. Pat Parsons

Signature:	/s/ J. Pat Parsons	Date:	12/30/11

Received by the Administrator this 31st day of January , 2012

By:	/s/ Donna Dillon

Title:	EVP & CFO